Fund Evaluation Group Asset Allocation Model Descriptions				Effective October 1, 2014

ONcore variable annuities with asset allocation models are designed to help balance the level of risk you can tolerate and the equity exposure you need. Asset allocation is the process of diversifying investments across different asset classes, such as domestic equity, international equity, fixed income and Managed Volatility Portfolios (MVPs), to help mitigate risk and help meet your long-term investment objectives.

Portfolio Adviser or Subadviser
¡ Balanced Portfolio -	¡ Capital Appreciation Portfolio -	¡ Goldman Sachs Large Cap Value Fund -	¡ Legg Mason Dynamic Multi-Strategy VIT Portfolio -	¡ Royce Small-Cap Portfolio -
ICON Advisers, Inc.**	Jennison Associates LLC**	Goldman Sachs Asset Management, L.P.	QS Legg Mason Global Asset Allocation, LLC	Royce & Associates, LLC
¡ Bristol Growth Portfolio -	¡ Equity Portfolio -	¡ High Income Bond Portfolio -	¡ PIMCO Global Bond Portfolio (Unhedged) -	¡ Small Cap Growth Portfolio -
Suffolk Capital Management, LLC**	ClearBridge, LLC**	Federated Investment Management Company**	Pacific Investment Management Company LLC	Janus Capital Management, LLC**
¡ Bristol Portfolio -	¡ Fidelity® VIP Mid Cap Portfolio -	¡ Lazard Retirement Emerging Markets Equity Portfolio -	¡ PIMCO Real Return Portfolio -	¡ Strategic Value Portfolio -
Suffolk Capital Management, LLC**	Fidelity Management & Research Company	Lazard Asset Management LLC	Pacific Investment Management Company LLC	Federated Equity Management Co. of Pennsylvania**
¡ Bryton Growth Portfolio -	¡ Fidelity® VIP Real Estate Portfolio -	¡ Lazard Retirement International Equity Portfolio -	¡ PIMCO Total Return Portfolio -	¡ Templeton Foreign VIP Fund -
Suffolk Capital Management, LLC**	Fidelity Management & Research Company	Lazard Asset Management LLC	Pacific Investment Management Company LLC	Templeton Investment Counsel, LLC
** Subadviser to Ohio National Investments, Inc. for a Portfolio of Ohio National Fund, Inc.

NOT A DEPOSIT	NOT FDIC INSURED	NOT GUARANTEED BY ANY BANK
NOT INSURED BY ANY GOVERNMENT AGENCY		MAY LOSE VALUE	SEE IMPORTANT NOTES CONTINUED ON BACK

Information to consider when reviewing the Models:

In order to invest in Dynamic Model portfolios, you must sign Form 7215, an Agreement Form that designates Ohio National Investments, Inc. (ONII) as a limited purpose Registered Investment Adviser only for developing the Models and permitting periodic updates.

The asset allocation Models attempt to create model allocations for the underlying variable portfolios that will provide consistent, risk-adjusted performance. There is no guarantee that these Model allocations will produce the desired results. The results will depend upon the ability of the underlying variable portfolios to achieve their investment objectives. The Model is rebalanced quarterly.

There is general market risk when investing in equities. Stock prices can fluctuate over a wide range in the short term or over extended periods of time. These price fluctuations may result from factors affecting individual companies, sectors or the securities market as a whole. There is no guarantee that the stock market or any particular underlying stock will increase in value.

Like stocks, ETFs are subject to market volatility. When buying or selling an ETF, you will pay or receive the current market price, which may be more or less than the net asset value.

Small-cap portfolios invest primarily in the securities of small- and medium-sized companies. The risks associated with investments in small companies include less experienced management, limited product lines and financial resources, shorter operating histories, less publicly available information, reduced liquidity and increased price volatility.

Real-estate focused portfolios involve risks such as refinancing, economic conditions in the real estate industry, changes in property values, dependency on real estate management, and other risks associated with a portfolio that concentrates its investments in one sector or geographic region.

Investing in securities of foreign companies and governments involves considerations and potential risks not typically associated with investments in domestic corporations and obligations issued by the U.S. government. Funds allocated in an international/global/emerging markets variable portfolio could be subject to risks associated with changes in currency values, economic, political and social conditions, the regulatory environment of the countries in which the portfolio invests, as well as the difficulties of receiving current and accurate information. The securities markets of many of the emerging markets in which the portfolio may invest are substantially smaller, less developed, less liquid and more volatile than the securities markets of the United States and other more developed countries.

High-yield security portfolios invest primarily in lower rated, or unrated securities. High-risk, high-yield securities are considered to be speculative with respect to the payment of interest and the return of principal and involve greater risks than higher-grade issues. They are especially subject to adverse changes in general market conditions and in the industries in which the issuers are engaged, to changes in the financial conditions of the issuers and to price fluctuations in response to changes in interest rates.

The performance of derivative instruments is tied to the performance of an underlying currency, security, index or other instrument. In addition to risks relating to their underlying instruments, the use of derivatives may include other, possibly greater, risks. Derivatives involve costs, may be volatile, and may involve a small initial investment relative to the risk assumed. Risks associated with the use of derivatives include counterparty, leverage, correlation, liquidity, tax, market, interest rate and management risks.

Risks associated with investing in a bond portfolio include interest rate risk, credit risk, and inflation risk. Increases in interest rates for fixed-income investments also generally affect bond prices, because as interest rates rise, bond prices fall.

Asset allocation does not assure a profit or protect against a loss in declining markets.

All Models may not be available with all ONcore riders. See product prospectus for investment limitations and details.

Some portfolios contain different investments than similarly named retail mutual funds offered by the portfolio manager. Investment results may be higher or lower.

The Bristol, Bristol Growth and Bryton Growth Portfolios, subadvised by Suffolk Capital Management LLC, were added to the models at the request of Ohio National. Suffolk Capital Management LLC is a subsidiary of Ohio National Financial Services.

Variable annuities are sold by prospectuses, which contain more complete information including fees, surrender charges (contingent deferred sales) and other costs that may apply.

Contact your registered representative or visit www.ohionational.com/fundinfo to obtain current prospectuses. Please read the product and fund prospectuses carefully before you invest or send money. Investors should consider the investment objectives, strategies, risk factors, charges and expenses of the underlying variable portfolios carefully before investing. The fund prospectus contains this and other information about the underlying variable portfolios.

Early withdrawals or surrenders may be subject to surrender charges. Withdrawals are also subject to ordinary income tax and, if taken prior to age 59½, a 10% federal tax penalty may apply. For tax purposes only, withdrawals will come first from any gain in the contract. Federal and state tax laws in this area are complex and subject to change. Consult your personal tax adviser on all tax matters. Withdrawals may reduce the death benefit, cash surrender value and any living benefit amount. Guarantees are based upon the claims-paying ability of The Ohio National Life Insurance Company.

Guarantees do not apply to the investment performance or account value of the underlying variable portfolios. As with any investment, investing in variable portfolios involves risk, including possible loss of principal.

Variable annuities are long-term investment vehicles designed to accumulate money on a tax-deferred basis for retirement purposes. Upon retirement, variable annuities may pay out an income stream of a series of payments or a lump sum. If you die during the accumulation or payout phase, your beneficiary may be eligible to receive any remaining Contract Value.

Product, product features and rider availability vary by state. Issuer not licensed to conduct business and products not distributed in AK, HI or NY.

Variable Annuity Issuer:
The Ohio National Life Insurance Company
Post Office Box 237
Cincinnati, Ohio 45201-0237
Telephone: 513.794.6100
Registered Product Distributor:
Ohio National Equities, Inc.
Member FINRA
One Financial Way
Cincinnati, Ohio 45242
Telephone: 513.794.6100
Form 7212 Rev. 10-14